Exhibit 1.2

UNOFFICIAL TRANSLATION OF THE COMPLETE

CONTINUOUS TEXT OF THE ARTICLES OF ASSOCIATION OF

YANDEX N.V.,

having its registered office in ‘s-Gravenhage (the Netherlands).

The undersigned:

Daan ter Braak, civil-law notary practising in Amsterdam:

declares:

that an unofficial English translation of the continuous text of the Articles of Association of Yandex N.V., having its registered office in ‘s-Gravenhage (the Netherlands), dated 21 May 2012, reads to the best of my knowledge in conformity with the document attached to this declaration. The Articles of Association were lastly amended by notarial deed, executed before me, civil-law notary, on 21 May 2012.

In the attached document an attempt has been made to be as literal as possible without jeopardizing the overall continuity.

Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Signed in Amsterdam on 22 May 2012.

ARTICLES OF ASSOCIATION

Definitions.

Article 1.

1.                            In these Articles of Association the following words and expressions shall have the meaning hereby assigned to them:

a.                             “Affiliate” means, with respect to an Initial Qualified Holder that is not a natural person: (a) a natural person or legal entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Initial Qualified Holder (a “Direct Affiliate”); (b) subject to the limitations set forth in the fourth paragraph of this definition, any direct or indirect beneficial holder (as of the tenth day of October two thousand and eight) of the securities or other membership interests of (x) any Initial Qualified Holder or (y) any party that was (as of the tenth day of October two thousand and eight) a Direct Affiliate of such Initial Qualified Holder, in each case to the extent of its pro rata beneficial interest in the Class B Ordinary Shares held directly or indirectly by such Initial Qualified Holder or Direct Affiliate as of the tenth day of October two thousand and eight (a “Qualified Beneficial Holder”), (c) any legal entity that is under common investment control with, or acts solely as bare nominee holder on behalf of, such Initial Qualified Holder, any Direct Affiliate or any Qualified Beneficial Holder, and (d) where such Initial Qualified Holder is an estate or tax planning vehicle (including a trust, corporation and partnership) any direct or indirect beneficiary thereof (as of the tenth day of October two thousand and eight) to the extent of its pro rata beneficial interest in the Class B Ordinary Shares held by such Initial Qualified Holder as of the tenth day of October two thousand and eight.

The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of a legal entity, or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, for purposes of clause (a) of the first paragraph of this definition, all voting power held by entities under common control (including investment funds under common investment control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity.

The term “investment control” shall mean, with respect to any person, the possession, directly or indirectly (whether through the ownership of voting securities, by contract or otherwise), of the sole and exclusive power to direct or cause the direction of the voting or disposition of all securities held by such person.  Two entities shall be considered to be under common investment control if they are subject to investment control by the same party.

Notwithstanding the foregoing, (x) in no event shall a limited partner of (or comparable passive investor in) any entity be deemed to be an Affiliate of such entity pursuant to clauses (b) and (c) of the first paragraph of this definition; (y)

a party shall cease to qualify as an Affiliate for purposes of clause (a) of the first paragraph of this definition if it ceases to control, be controlled by, or be under common control with, such Initial Qualified Holder; and (z) a party shall cease to qualify as an Affiliate for purposes of clause (c) of the first paragraph of this definition if it ceases to be under common investment control with, or to act as bare nominee for, such Initial Qualified Holder, Direct Affiliate or Qualified Beneficial Holder.  For the avoidance of doubt, any entity incorporated, formed, organized, created or acquired after the tenth day of October two thousand and eight shall itself be eligible to meet the definition of Affiliate for purposes hereof;

b.                             “Affiliated Party” means: with respect to any party, any other natural person or legal entity that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party (and/or, in the case of any Initial Qualified Holder, any Affiliate of such Initial Qualified Holder), (b) is acting in concert with such party (and/or, in the case of any Initial Qualified Holder, any Affiliate of such Initial Qualified Holder) pursuant to a voting agreement or other formal arrangement with respect to the acquisition, disposition or voting of Shares (other than the Shareholders Agreement) or (c) is a pledgee of Ordinary Shares held by such party (and/or, in the case of any Initial Qualified Holder, any Affiliate of such Initial Qualified Holder) that is entitled to exercise the voting rights pertaining to such Ordinary Shares.  For purposes hereof, the term “control” shall have the meaning set forth in the definition of Affiliate;

c.                              “Articles of Association” means: the articles of association of the Company in their current form and as amended from time to time;

d.                             “Book 2” means: Book 2 of the Dutch Civil Code;

e.                              “Board of Directors” means: the body of persons/individual person(s) controlling the management of the Company’s business consisting of Executive Directors and Non-Executive Directors as referred to in Article 12;

f.                               “Class A Ordinary Shares” means: class A ordinary shares in the capital of the Company;

g.                              “Class B Ordinary Shares” means: class B ordinary shares in the capital of the Company;

h.                             “Class C Ordinary Shares” means: class C ordinary shares in the capital of the Company;

i.                                 “Company” means: the corporate legal entity governed by these Articles of Association;

j.                                “Conversion Foundation” means: Stichting Yandex Conversion, a foundation incorporated under Dutch law with statutory seat in The Hague and its business office at Laan Copes van Cattenburch 52, 2585 GB The Hague (the Netherlands);

k.                             “Direct Affiliate” has the meaning giving to such term in the definition of Affiliate;

l.                                 “Excess Shares” means:  any Ordinary Shares held or to be acquired or subscribed for in excess of the applicable Ownership Cap;

m.                         “Executive Director” means: a member of the Board of Directors having the responsibility for the day-to-day management of the Company or any Subsidiary;

n.                             “General Meeting” means: the members constituting the general meeting, and also: meetings of that body of members;

o.                             “Initial Qualified Holder” means, in relation to any Class B Ordinary Share: (a) the person holding such Class B Ordinary Share pursuant to the conversion into Class B Ordinary Shares of ordinary shares in the capital of the Company on the tenth day of October two thousand eight and (b) any party that was a record holder of Internet Search Investments Limited (“ISIL”), a Bermuda company, as of the twenty-sixth day of August two thousand and eight and has Class B Ordinary Shares distributed to it by ISIL prior to the execution of this Deed pro rata to such party’s beneficial indirect interest in the Company on the twenty-sixth day of August two thousand and eight;

p.                             “Meeting of holders of Class A Ordinary Shares” means: the meeting of holders of Class A Ordinary Shares;

q.                             “Meeting of holders of Class B Ordinary Shares” means: the meeting of holders of Class B Ordinary Shares;

r.                                “Meeting of holders of Class C Ordinary Shares” means: the meeting of holders of Class C Ordinary Shares;

s.                               “Meeting of holders of Preference Shares” means: the meeting of holders of Preference Shares;

t.                                “Meeting of the holder of the Priority Share” means: the meeting of the holder of the Priority Share;

u.                             “Non-Executive Director” means: a member of the Board of the Directors not having the responsibility for the day-to-day management of the Company;

v.                             “Non-Qualified B Holder” with respect to any Class B Ordinary Share, means: anyone who is not a Qualified B Holder of such Class B Ordinary Share or ceases to be a Qualified B Holder of such Class B Ordinary Share (including, for the avoidance of doubt, a legal holder of a Class B Ordinary Share that has Transferred such Class B Ordinary Share other than to a Permitted Transferee);

w.                           “Ordinary Shares” means: Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares;

x.                             “Ownership Cap” means:  the lesser of (a) twenty-five percent (25%) of the voting rights pertaining to the issued Class A Ordinary Shares and Class B Ordinary Shares (taken together) of the Company from time to time or (b) twenty-five percent (25%) of the number of issued Class A Ordinary Shares and Class B Ordinary Shares (taken together) from time to time.

Notwithstanding the foregoing, (x) in the event that both the Board of Directors and the Priority have approved a holding of Excess Shares by a party as a result of a Triggering Event pursuant to the terms of the Articles of Association, the Ownership Cap in respect of such party, together with its Affiliated Parties, shall, following the date of such approval, be increased by the number of Excess Shares so approved; and (y) in the event of an increase in a Shareholder’s proportionate ownership or voting interest occurring solely as a result of changes in the share capital structure of the Company (including, without limitation, share splits, capital reorganisations, share dividends, share repurchases, conversions of Class B Ordinary Shares pursuant to the terms of Article 4B, and similar events or transactions), the Ownership Cap in respect of such Shareholder, together with its Affiliated Parties, shall, following the date of such event, be increased by the number of Excess Shares resulting from such event;

y.                             “Permitted Transferee” in relation to any Class B Ordinary Share held by an Initial Qualified Holder means:

(i)                                  such Initial Qualified Holder (as transferee of any Class B Ordinary Share retransferred to such Initial Qualified Holder from its Permitted Transferee);

(ii)                               with respect to any such Initial Qualified Holder that is a natural person, any estate or tax planning vehicle (including a trust, corporation and partnership), the beneficiaries of which include such Initial Qualified Holder and/or members of the immediate family of such Initial Qualified Holder, provided that such Initial Qualified Holder retains (subject to any community or spousal property laws) sole voting and dispositive power over such Class B Ordinary Share, and provided further that the Transfer to such estate or tax planning vehicle does not involve payment of any consideration (other than the interest in such trust, corporation, partnership or other estate or tax planning vehicle); and

(iii)                            with respect to any such Initial Qualified Holder that is not a natural person, any Affiliate of such Initial Qualified Holder; provided however that any such party that ceases to be an Affiliate shall cease to be a Permitted Transferee.

For purposes of the definition of “Triggering Event”, each reference to “Class B Ordinary Shares” in the foregoing definition (and in the definition of each term used therein) shall be deemed to be a reference to “Ordinary Shares”;

z.                              “Potential Acquiror” has the meaning set forth in paragraph 11 of Article 4C;

aa.                      “Preference Shares” means: preference shares in the capital of the Company;

bb.                      “Priority” means: the corporate body (orgaan) constituted by the Meeting of holder of the Priority Share;

cc.                        “Priority Share” means: the priority share in the capital of the Company;

dd.                      “Qualified B Holder” means, in relation to any Class B Ordinary Share: the Company, the Initial Qualified Holder of such Class B Ordinary Share and any Permitted Transferee thereof, in each case provided that (i) such person has become a party to, and is not in material continuing breach of, the Shareholders Agreement and (ii) such Class B Ordinary Share has not been Transferred (including by way of a transfer of the legal holder thereof), other than to a

Permitted Transferee;

ee.                        “Qualified Beneficial Holder” has the meaning giving to such term in the definition of Affiliate;

ff.                          “Shares” means: Ordinary Shares, the Priority Share and Preference Shares;

gg.                        “Shareholder(s)” means: any holder(s) of Shares;

hh.                      “Shareholders Agreement” means: the shareholders agreement among the holders of Ordinary Shares and the Conversion Foundation, dated as of the fourteenth day of October two thousand eight, as amended from time to time in accordance with the terms thereof;

ii.                              “Subsidiary(ies)” means: (a) subsidiary(ies) (dochtermaatschappij(en)) as defined in section 24a of Book 2; and

jj.                            “Transfer” when used in relation to an Ordinary Share, means: any direct or indirect sale, assignment, transfer under general or specific title (algemene of bijzondere titel), conveyance, grant of any form of security interest (other than as explicitly provided in this definition), or other transfer or disposition of an Ordinary Share or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law. A  “Transfer” of an Ordinary Share shall also include, without limitation, the transfer of, or entering into a binding agreement with respect to, voting control over an Ordinary Share by proxy or otherwise; provided, however, that the following shall not be considered a  “Transfer” of an Ordinary Share: (a) the granting of a power of attorney to persons designated by the Board of Directors of the Company in connection with actions to be taken at a General Meeting of Shareholders; (b) entering into the Shareholders Agreement or any amendment thereof; (c) solely with respect to Class B Ordinary Shares, the entering into or amendment, solely by and among a Qualified B Holder and one or more of its Permitted Transferees, of a binding agreement with respect to voting control over a Class B Ordinary Share; or (d) solely with respect to Class B Ordinary Shares, the pledge of Class B Ordinary Shares by a Qualified B Holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Qualified B Holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such Ordinary Shares or other similar action by the pledgee shall constitute a “Transfer” of an Ordinary Share; and

kk.                      “Triggering Event” means: any direct or indirect Transfer of Ordinary Shares after the twenty-sixth day of August two thousand and nine (other than to a Permitted Transferee of such Ordinary Shares) or acquisition of Shares (including by Transfer or subscription and, for the avoidance of doubt, as a result of a change of control of, or a merger or business combination involving, one or more legal or beneficial owners of a Share).  For the avoidance of doubt, the term Triggering Event excludes changes in proportionate ownership or voting interest occurring solely as a result of changes in the share capital structure of the Company (including, without limitation, share splits, capital reorganisations, share dividends, share repurchases, conversions of Class B Ordinary Shares pursuant to the terms of Article 4B, and similar events or transactions).

2.                            The expressions “written” and “in writing” used in these Articles of Association mean: communications sent by post, telefax, e-mail or by any other means of telecommunication capable of transmitting written text, unless Dutch statutory law prescribes otherwise.

Name and Registered Office.

Article 2.

1.                            The Company is a limited liability company and its name is: Yandex N.V.

2.                            The Company has its registered office in The Hague (the Netherlands).

The Company may have branch offices elsewhere, also outside of the Netherlands.

Objects.

Article 3.

1.                            The objects for which the Company is established are:

a.                             either alone or jointly with others to acquire and dispose of participations or other interests in bodies corporate, companies and enterprises, to collaborate with and to manage such bodies corporate, companies or enterprises;

b.                            to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;

c.                             to supply or procure the supply of money loans, particularly - but not exclusively - loans to bodies corporate and companies which are Subsidiaries and/or affiliates of the Company or in which the Company holds any interest - all this subject to the provision in paragraph 2 of this Article - , as well as to draw or to procure the drawing of money loans;

d.                            to enter into agreements whereby the Company grants security, commits itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of bodies corporate and companies as referred to above under c;

e.                             to do all such things as are incidental or conducive to the above objects or any of them.

2.                            The Company may not grant security, give price guarantees, commit itself in any other way or declare itself jointly or severally liable with or for others with a view to enabling third parties to take or acquire Shares.

Capital.

Article 4.

1.                            The authorised capital of the Company is seventy million three hundred three thousand nine hundred ninety-eight euro and nineteen eurocent (EUR 70,303,998.19), divided into:

a.                             two billion three hundred eighteen million nine hundred eighty-nine thousand four hundred forty-four (2,318,989,444) Ordinary Shares of which are;

i)                 two billion (2,000,000,000) Class A Ordinary Shares, each with a par value of one eurocent (EUR 0.01);

ii)              one hundred fifty-nine million four hundred ninety-four thousand seven hundred twenty-two (159,494,722) Class B Ordinary Shares, each with a par value of ten eurocent (EUR 0.10);

iii)           one hundred fifty-nine million four hundred ninety-four thousand seven hundred twenty-two (159,494,722) Class C Ordinary Shares, each with a par value of nine eurocent (EUR 0.09);

b.                             two billion and one (2,000,000,001) Preference Shares, each with a par value of one eurocent (EUR 0.01); and

c.                              one (1) Priority Share, with a par value of one euro (EUR 1.00).

Transfer and conversion of Class B Ordinary Shares.

Article 4A

1.                            Class B Ordinary Shares may only be Transferred to (i) Permitted Transferees, (ii) to the Conversion Foundation for the purpose of conversion pursuant to Articles 4A and 4B and (iii) to the Company. Any other purported Transfer of a Class B Ordinary Share shall be null and void.

2.                            Class B Ordinary Shares can be converted into Class A Ordinary Shares with due observance of this Article. In order to cause the Class B Ordinary Shares to be converted into Class A Ordinary Shares, such Class B Ordinary Shares must be transferred to the Conversion Foundation.

3.                            Upon execution of the transfer instrument pursuant to which the Class B Ordinary Shares are transferred to the Conversion Foundation, each Class B Ordinary Share is automatically converted into one (1) Class A Ordinary Share and one (1) Class C Ordinary Share. Unless the Company shall be a party to the transfer instrument, the Conversion Foundation shall forthwith notify the Company in writing of the conversion of Class B Ordinary Shares as described in the preceding sentence.  The transferor shall receive a Class A Ordinary Share from the Conversion Foundation in exchange for each Class B Ordinary Share transferred to the Conversion Foundation.

4.                            The Board of Directors shall forthwith register any such conversion of Shares in the register of Shareholders and equally in any applicable company register.

5.                           The Company shall at all times reserve and keep available out of its authorized but unissued capital, solely for the purpose of effecting the conversion of Class B Ordinary Shares, such number of Class A Ordinary Shares and Class C Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares into Class A Ordinary Shares and Class C Ordinary Shares.

6.                            The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Ordinary Shares into Class A Ordinary Shares and Class C Ordinary Shares and the general administration of this share capital structure as it may deem necessary or advisable, and may request that holders of Class B Ordinary Shares furnish affidavits or other proof to the Company as it deems necessary to verify the legal and beneficial ownership of Class B Ordinary Shares and the  “Qualified B Holder” status of any such holder, and to confirm that Class B Ordinary Shares are not held by a Non-Qualified B Holder.

Qualified shareholding of Class B Ordinary Shares.

Article 4B.

1.                            Only a Qualified B Holder may hold Class B Ordinary Shares.

2.                            If at any time a Class B Ordinary Share is held by a Non-Qualified B Holder, such Non-Qualified B Holder shall, without prejudice to the stipulations of paragraph 4 of this Article, not be entitled to any dividend and/or voting rights attached to the Class B Ordinary Shares held by such Non-Qualified B Holder.

3.                            If at any time a Class B Ordinary Share is held by a Non-Qualified B Holder, such Non-Qualified B Holder (the “Transferor”) shall notify the Company of this fact by written notice (the “Notice”) within three (3) days after the occurrence of the event pursuant to which the Transferor is obliged to serve the Notice. At the time of the Notice the relevant Non-Qualified B Holder is obliged to offer his Class B Ordinary Shares to the Conversion Foundation (the “Offer”), through which such Class B Ordinary Shares are converted into Class A Ordinary Shares and Class C Ordinary Shares with due observance of Article 4A. The Transferor shall receive an equal number of Class A Ordinary Shares from the Conversion Foundation in exchange for such Class B Ordinary Shares.

4.                            If the Transferor fails to:

a.                             give the Notice and or make the Offer within the term provided in this Article; or

b.                             transfer the relevant Class B Ordinary Shares to the Conversion Foundation within three (3) days of the Notice,

the Company is irrevocably empowered and authorised to offer and transfer the relevant Class B Ordinary Shares to the Conversion Foundation and to accept the Class A Ordinary Shares in exchange for such Class B Ordinary Shares for delivery to the Transferor.

5.                            If the Conversion Foundation fails to accept the offered Class B Ordinary Shares from the Transferor within three (3) months after receipt of the Offer, then the Transferor’s dividend and voting rights attached to its Class B Ordinary Shares shall revive.

6.                            Each and every Qualified B Holder shall cease to be a Qualified B Holder if and when ninety-five percent (95%) or more of all issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares (by number, taken together) are Class A Ordinary Shares.

7.                            Each Class B Ordinary Share held by a natural person that is a Qualified B Holder, or by its Permitted Transferees, shall, following the death of such Qualified B Holder, be deemed to be held by a Non-Qualified B Holder.

Qualified shareholding of Ordinary Shares.

Article 4C.

1.                            No Ordinary Share may be held as a result of a Triggering Event by a Shareholder if, as a result of such Triggering Event, such Shareholder or any other party (in each case together with its Affiliated Parties), would hold, legally and/or beneficially, Excess Shares, unless such holding of Excess Shares is approved by both the Board of Directors and the Priority pursuant to paragraph 10 of this Article 4C. If the Shares (a) are admitted to trading on a regulated market or multilateral trading facility or an exchange system of a non-member state that is comparable to a regulated market or multilateral trading facility (including, for the purposes hereof, The Nasdaq Global Market) and (b) are included in a system that facilitates the (trading and) settlement of Shares (including, for the purposes hereof, the system operated by The Depository Trust Company) and/or are held by a nominee for such purposes (including, for the purposes hereof, Cede & Co.) that may qualify as the legal holder of the Shares, the provisions of this Article 4C apply mutatis mutandis to the parties holding an interest in the Shares through such system or nominee. The term “Shareholder” shall be construed accordingly for the purposes of this Clause 4C.

2.                            The qualified shareholding restriction set forth in paragraph 1 above shall not apply to:

a.                             Any custodian (bank) or nominee acting to facilitate the (trading and) settlement of the Shares listed at a regulated market or multilateral trading facility or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility (including, for purposes hereof, The Nasdaq Global Market) and any investment bank or banks acting as underwriter(s) in connection with a public offering of Class A Ordinary Shares, in their capacity as such.

b.                             Any Shareholder that acts as a bare nominee holder of Class A Ordinary Shares on behalf of the beneficial holder(s) thereof; provided that (subject to the final clause of this subparagraph b):

(i)                                  immediately following receipt of any information by such bare nominee with respect to any potential or effected change in beneficial ownership of any Shares held by it (including a change in the identity of any beneficial holder or a change in the number of shares beneficially held) that has resulted or would result in a beneficial holder on whose behalf such bare nominee holds Shares beneficially owning (together with its Affiliated Parties) Excess Shares, such bare nominee shall notify the Board of Directors of all details actually known to such bare nominee relating to such change;

(ii)                               such bare nominee provides to the Board of Directors, within five (5) business days of any request by it from time to time, a written statement disclosing the identity of each beneficial holder of Shares legally held in its name that, together with its Affiliated Parties, holds Excess Shares, and the percentage holding of each such beneficial holder, specifying the rights of such beneficial holder with respect to the voting or disposition of such Shares, in each case to the extent actually known by such bare nominee; and

(iii)                            promptly after such bare nominee becomes aware (including following a notification from the Board of Directors to the bare nominee) that a beneficial holder on whose behalf such bare nominee holds Shares beneficially owns (together with its Affiliated Parties) Excess Shares, such bare nominee distributes to such beneficial holder a number of Shares equal to the number of Excess Shares beneficially held by such beneficial holder and its Affiliated Parties;

provided, however, that (x) such bare nominee shall not be required by the provisions of this subparagraph b to disclose any information or take any action that it is not permitted to disclose or take pursuant to applicable law, contract or internal compliance policy; and (y) no notification to the Board shall be required in respect of information otherwise notifiable to the Board pursuant to paragraphs (i) and (ii) of this subparagraph b that is timely disclosed to the United States Securities and Exchange Commission on Schedule 13D or Schedule 13G in accordance with the applicable rules of the United States Securities and Exchange Commission;

c.                              The Conversion Foundation.

3.                            Any Transfer or acquisition of Class B Ordinary Shares in violation of paragraph 1 of this Article is null and void.

4.                            If at any time the legal and/or beneficial holdings of a Shareholder or any other party (in each case together with its Affiliated Parties), exceeds the applicable Ownership Cap as a result of a Triggering Event and such holding of Excess Shares has not been approved by both the Board of Directors and the Priority pursuant to paragraph 10 of this Article (and is not otherwise exempted by paragraph 2 above), the Shareholder of the relevant Excess Shares is obliged (i) if and to the extent the Excess Shares are Class A Ordinary Shares, to sell the Excess Shares in the public market or otherwise within five (5) business days after a Triggering Event; and (ii) (a) if and to the extent the Excess Shares are Class B Ordinary Shares and the Transfer or acquisition of such Class B Ordinary Shares is held not to be null and void as provided for in paragraph 3, or (b) the Shareholder fails to sell the Excess Shares in accordance with clause (i) of if this paragraph 4 within the five (5)-business day period, to offer such Excess Shares to the Board of Directors within ten (10) business days after the Triggering Event.

5.                            If a Shareholder, within ten (10) business days after a Triggering Event, fails to comply with the obligation of paragraph 4 of this Article to offer the Excess Shares to the Board of Directors, (i) such Shareholder shall be deemed to have offered such Excess Shares to the Board of Directors, and (ii) the Board of Directors will be irrevocably authorised, with the right of substitution, to perform such acts and transactions on behalf of such Shareholder as deemed necessary to comply with the provisions of this Article, including but not limited to the sale and transfer of such Excess Shares in accordance with the terms of this Article 4C.

6.                            During the period in which a Shareholder has not effectuated the transfer of Excess Shares in accordance with this Article 4C and either the Board of Directors or the Priority have not approved the holding of Excess Shares by the Shareholder thereof pursuant to paragraph 10 of this Article, such Shareholder will not be entitled to any dividend and/or voting rights attached to the Excess Shares.

7.                            The Board of Directors is authorised to (i) nominate one or more purchasers or substitute purchasers (which, in each case, may include the Company) that are willing to buy the Excess Shares offered in accordance with paragraph 4 or paragraph 5 of this Article, against payment in cash; or (ii) sell the Excess Shares in the public market through a broker or placement agent, hired and instructed by the Board of Directors for this purpose. If (a) the Board of Directors fails to nominate one or more purchasers (or substitute purchasers) in accordance with the terms and conditions of this paragraph within three (3) months from the date of the (deemed) offer hereunder, or (b) the party or parties so nominated by the Board of Directors fail to accept the offer within three (3) months from the date of the (deemed) offer hereunder, or (c) the Board of Directors fails to sell the Excess Shares in the public market within three (3) months from the date of the (deemed) offer hereunder, the requirements of this Article shall not apply to the offering Shareholder until such Shareholder acquires (or is deemed to acquire) one or more (additional) Ordinary Shares.

8.                            The purchase price for any Ordinary Shares offered in accordance with paragraph 4 or paragraph 5 of this Article in the event of the nomination of one or more purchasers pursuant to clause (i) of paragraph 7, shall be the fair market value of such Shares on the date of the (deemed) offer. Such fair market value shall be determined as follows: (i) if the Shares are admitted to trading on a regulated market or multilateral trading facility, as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility (including, for purposes hereof, The Nasdaq Global Market), the reported closing sale price on such exchange or system on such date (or the last trading date immediately prior to such date), or (ii) if no Shares of the Company are then admitted to such trading, the fair market value of such Share as conclusively determined by an internationally reputable and independent third party appraiser appointed for this purpose by the Board of Directors.  In the event of a public market sale pursuant to clause (ii) of paragraph 7, the purchase price shall be such price or prices obtained in good faith by a placement agent engaged by the Board of Directors or in arm’s length brokers transaction(s) in the public market (it being expressly acknowledged that such sales may take place at any time or times during the three (3)-month period described above and that the sale prices of the Excess Shares so sold may vary).  The Board of Directors is irrevocably authorised, with the right of substitution, to perform such acts and transactions on behalf of the selling Shareholder as the Board of Directors may deem necessary or convenient to effect the sale and transfer of such Excess Shares in accordance with the terms of this Article 4C.

9.                            For the purpose of enabling the Board of Directors to adequately perform its duties under this Article, each Shareholder is obliged to inform the Board of Directors within ten (10) days of any Triggering Event that results in such Shareholder (or, to the knowledge of such Shareholder, any beneficial holder(s) on whose behalf such Shareholder is holding Shares), together with its (or such beneficial party’s) Affiliated Parties, exceeding a legal and/or beneficial holding threshold of five percent (5%), ten percent (10%), fifteen percent (15%), twenty percent (20%), twenty-five percent (25%) or thirty percent (30%) of either the voting rights attached to the issued Class A Ordinary Shares and the Class B Ordinary Shares (taken together) or the number of issued Class A Ordinary Shares and the Class B Ordinary Shares (taken together). In the event that a Shareholder (or, to the knowledge of such Shareholder, any beneficial holder(s) on whose behalf such Shareholder is holding Shares), together with its (or such beneficial party’s) Affiliated Parties, acquires legal and/or beneficial ownership of Excess Shares, such Shareholder shall, together with the foregoing notification, notify the Board of Directors of the price or prices paid for the purchase of such Excess Shares. Failing compliance with the obligations laid down in this paragraph, such Shareholder will not be entitled to any dividend and/or voting rights attached to any of his Shares or - in case of a bare nominee holder of Shares on behalf of the beneficial holder(s) thereof - to the Shares held on behalf of such beneficial holder(s).  Without limiting the foregoing, each Shareholder shall, within five (5) business days of notice from the Board of Directors, (x) identify to the Board of Directors in writing any beneficial holder of Shares registered in the name of such Shareholder in excess of any of the foregoing thresholds, and (y) if so requested, shall furnish affidavits or such other proof to the Board of Directors as the Board of Directors reasonably deems necessary to verify the legal and/or beneficial ownership of such Shares.  For purposes of the preceding sentence, “beneficial ownership” may be determined in accordance with Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended. Notwithstanding,   the provisions of this paragraph 9, no notification to the Board shall be required in respect of information otherwise notifiable to the Board hereunder that is timely disclosed to the United States Securities and Exchange Commission on Schedule 13D or Schedule 13G in accordance with the applicable rules of the United States Securities and Exchange Commission. This paragraph 9 shall not apply to any custodian (bank) or nominee acting to facilitate the (trading and) settlement of the Shares listed at a regulated market or multilateral trading facility or an exchange or system of a non-member state that is comparable to a regulated market or multilateral trading facility (including, for purposes hereof, The Nasdaq Global Market).

10.                     Any person seeking to acquire legal and/or beneficial ownership together with its Affiliated Parties of Excess Shares by acquisition or subscription or as a result of another Triggering Event (a “Potential Acquiror”), whether in one or more transactions, may seek prior approval first by the Board of Directors and subsequently (upon approval by the Board of Directors) approval by the Priority of such acquisition, subscription or holding as result of another Triggering Event by submitting a notification in writing to the Board of Directors at the registered office of the Company (with a copy to the Chairman of the Board of Directors at such address and/or email address as may be identified from time to time for such purpose on the investor relations section of the Company’s website at www.yandex.ru) setting forth (i) the terms and conditions of such proposed acquisition(s), subscription(s) or other Triggering Event(s), including the identity of the transferring party(ies) and the proposed purchase or subscription price, if applicable, (ii) a detailed description of the identity of the Potential Acquiror, including the jurisdiction of incorporation or residence of the Potential Acquiror and the identity and jurisdiction of incorporation or residence of each legal and/or beneficial holder of more than five percent (5%) of the ownership interests in such Potential Acquiror; and (iii) a detailed description of the Potential Acquiror’s intentions with respect to its shareholding in the Company and any further potential acquisitions of Shares.  Within twenty (20) business days of its receipt of such notification, the Board of Directors shall (x) decide on its approval or rejection in relation to the proposed acquisition of Excess Shares by the Potential Acquiror and (y) inform the Potential Acquiror of its decision. Subsequently, provided that the Board of Directors has approved the proposed acquisition of Excess Shares by the Potential Acquiror, the Board of Directors shall provide a copy of the information package submitted by the Potential Acquiror to the Board of Directors, together with its approval thereof and its recommendation thereon, to the Priority.  The Priority shall then have twenty (20) business days following its receipt of the notification from the Board of Directors to deliver a written notification to the Board of Directors either approving or rejecting the holding of Excess Shares as a result of such acquisition, subscription or other Triggering Event.  The Board of Directors shall provide a copy of such notification to the Proposed Acquiror within three (3) business days of its receipt thereof. In the event that either the Board of Directors or the Priority fails to timely deliver a notification setting forth its approval or rejection of the proposed holding of Excess Shares, it shall be deemed to have withheld its approval thereof.

11.                     In the event that any law or regulation of the Russian Federation is adopted or amended to impose a limitation or restriction on the ownership of internet businesses in Russia by non-Russian parties in a manner that is directly applicable to the Company and/or its business, then, immediately upon the effectiveness of such change in law or regulation, the provisions of this Article 4C, the provisions of Article 14B and the provision of Article 28.4, including the approval rights of the Priority Share hereunder and thereunder, shall terminate and thereafter be of no further force or effect; provided however, that the foregoing provision shall not apply in case of any law or regulation that applies to the Company only by virtue of any activity undertaken by the Company or any member of its group that is ancillary to the operation of its internet business.

Qualified shareholding of the Priority Share.

Article 4D.

1.                            The Priority Share may only be held by a party that is specifically nominated by the Board of Directors for this purpose. Any transfer of the Priority Share is subject to prior written notice of the approval of the Board of Directors, acting by simple majority.

2.                            Any transfer of the Priority Share in violation of paragraph 1 of this Article is null and void.

3.                            If and so long as the Priority Share is not held by a party that meets the criteria laid down in paragraph 1 of this Article, the voting rights, dividend rights and other rights pertaining to the Priority Share (including, without limitation, the approval rights hereunder) may not be exercised.

4.                            Until the moment that the Priority Share is issued, the provisions laid down in these Articles relating to the Priority Share, the Priority or the Meeting of Priority Share shall be of no effect.

Shares. Usufruct and pledge of Shares.

Article 5.

1.                            All Shares shall be registered Shares. No share certificates shall be issued. The Board of Directors may number the Shares in a manner determined at its sole discretion.

2.                            Shares may be encumbered with usufruct. At the creation of the right of usufruct in respect of Class A Ordinary Shares it may be provided that the right to vote pertaining to the Class A Ordinary Shares shall vest in the usufructuary. The voting rights pertaining to the Priority Share, the Class B Ordinary Shares and the Class C Ordinary Shares may not be transferred to a usufructuary.

3.                            Ordinary Shares and Preference Shares may be pledged as security. At the creation of the pledge in respect of Class A Ordinary Shares it may be provided that the right to vote shall vest in the pledgee. The voting rights pertaining to the Class B Ordinary Shares, the Class C Ordinary Shares and the Preference Shares may not be transferred to a pledgee.

4.                            The Priority Share may not be pledged

Addresses. Notices and announcements. Register of Shareholders.

Article 6.

1.                            Shareholders, pledgees and usufructuaries of Shares must supply their addresses, including their e-mail addresses (if any), to the Company in writing.

2.                            Notices, announcements and generally all communications intended for the persons referred to in paragraph 1 of this Article are to be sent in writing to the addresses they have supplied to the Company.

3.                            The Board of Directors shall keep a register in which shall be recorded all particulars as prescribed by law or, if applicable, the rules and regulations of the stock exchange at which Shares are listed concerning shareholders, usufructuaries and pledgees. In the register shall also be recorded each and any release from liability granted in respect of monies unpaid and not yet called on Shares.

4.                            The register of Shareholders shall be updated at regular times.

5.                            The Board of Directors shall be entitled to keep a part of the register of Shareholders outside the Netherlands if such is required for the compliance with foreign legalization or the rules and regulations of the stock exchange at which the Shares are listed.

Issue of Shares.

Article 7.

1.                            Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting has the power to resolve to issue Shares and to determine the price of issue and the other terms of issue, which terms may include payment on Shares in a foreign currency. Upon receipt of a written proposal of the Board of Directors to this effect the General Meeting may transfer its aforesaid power to the Board of Directors for a period not exceeding five years. Such designation shall specify the number of Shares that may be issued and may also include the price (range) at which such Shares may be issued. The designation may be extended, from time to time, for periods not exceeding five years. Unless such designation provides otherwise, it may not be withdrawn.

2.                            Within eight (8) days following a resolution by the General Meeting to issue Shares or to designate another body of the Company, the Company shall file the full text of such resolution at the office of the Commercial Register with which the Company is registered. Within eight (8) days after each issue of Shares, the Company shall report the same to the office of said Commercial Register.

3.                            The provisions of paragraph 1 and 2 of this Article shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but not to the issue of Shares to a person exercising a previously acquired right to subscribe for Shares.

4.                            The Company or its Subsidiaries cannot subscribe for Shares.

5.                            When Ordinary Shares are subscribed for, the amount of their par value must be paid at the same time and, in addition, if the Ordinary Share is subscribed at a higher amount, the difference between such amounts must be paid. It may be agreed that part of the amount to be paid on the Preference Shares - such part not to exceed three fourths (3/4) of the par value - may remain unpaid until the Company shall make a call in respect of the monies unpaid on the Preference Shares. Such arrangement may only be agreed prior to the resolution to issue Preference Shares and shall require the approval of the body of the Company which has the power to resolve to issue at the time of making such agreement.

6.                            Calls upon the Shareholders in respect of any monies unpaid on their Shares shall be made by the Board of Directors by virtue of a resolution of the General Meeting.

7.                            The body of the Company which has the power to resolve to issue Shares may resolve that payment on Shares shall be made by some other means than payment in cash or payments in a foreign (non-euro) currency.

Pre-emptive right at issue of Shares.

Article 8.

1.                           At the issue of any new Ordinary Shares, the statutory rights of pre-emption as laid down in Book 2 shall apply. At the issue of Preference Shares, including those against contribution in kind, each holder of Preference Shares shall have a pre-emptive right pro rata to the total number of Preference Shares held by him as a portion of the total number of the issued and outstanding Preference Shares on the date of the resolution to issue the Preference Shares. The pre-emption right of a holder of Preference Shares in respect of an issue of Preference Shares may not be limited. No pre-emption rights shall apply in respect of the issue of the Priority Share.

2.                           Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may each time in respect of one particular issue of Ordinary Shares, resolve to limit or to exclude the pre-emptive right of subscription for the Ordinary Shares, provided that such resolution is passed at the same time as the resolution to issue the Ordinary Shares. If at a General Meeting at which a proposal to limit or exclude the pre-emptive right to subscribe for Ordinary Shares comes up for discussion and less than one half of the issued capital is represented, a resolution to limit or exclude the pre-emptive right may only be adopted by at least two-thirds of the votes cast.

Any proposal to limit or exclude the pre-emptive right must contain a written explanation of the reasons for the proposal and the choice of the proposed price (or price range or formula for the determination of such price, including by reference to the market price of such Ordinary Shares as of a future date or dates) of issue.

Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting can resolve that the pre-emptive right may also be limited or excluded by the Board of Directors, for a period not exceeding five years.

Such designation may be renewed for subsequent periods not exceeding five years each.

Unless the terms of the designation provide otherwise, it cannot be revoked.

Within eight (8) days following a resolution by the General Meeting to limit or exclude the pre-emptive right or to designate the Board of Directors, the Company shall file the full text of such resolution at the office of the Commercial Register.

3.                            A share issue at which Shareholders may exercise a pre-emptive right and the period during which said right is to be exercised shall be announced by the Company to all Shareholders of the relevant class of Shares either in writing or by a public announcement in a newspaper taking into account the rules and regulations of the stock exchange at which Shares are listed. The pre-emptive right may be exercised during the period to be determined by the body of the Company authorised to issue Shares, that period to be at least two weeks from the day following the date of despatch of the announcement.

4.                            The provisions of the preceding paragraphs of this Article shall apply mutatis mutandis to the granting of rights to take Shares.

Transfer of Shares. Exercise of Shareholder’s rights.

Article 9.

1.                            If Shares of any class are admitted or are reasonably expected - on relatively short notice - to be admitted to trading on a regulated market or multilateral trading facility, as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) or a system of a non-member state that is comparable to a regulated market or multilateral trading facility, the transfer of a registered Ordinary Share or Preference Share or of a limited right (beperkt recht) thereto shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer.  The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy thereof by a civil-law notary or the transferor.

Service of such instrument of transfer, copy or extract on the Company shall be deemed to constitute such acknowledgement.

2.                            The transfer of the Priority Share requires a notarial deed executed by and in front of a notary practicing in the Netherlands to which each transferor and each transferee are a party.

3.                            Following a transfer referred to in paragraph 1 or paragraph 2 of this Article, the rights attached to the Shares concerned may not be exercised until the instrument of transfer has been served upon the Company or until the Company has acknowledged the transaction in writing or has been deemed to have acknowledged such transaction. The provision in the preceding sentence shall not apply if the Company itself has been a party to the transaction.

Acquisition by the Company of its own Shares.

Article 10.

1.                            Any acquisition by the Company of partly-paid Shares in its own capital shall be null and void.

2.                            Provided that the General Meeting has given the Board of Directors authorisation for this purpose, the Company may acquire fully paid-up Shares provided that:

(a)                        the Company’s equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law or the Articles of Association;

(b)                        following the transaction contemplated, at least one issued share in the capital of the Company remains outstanding and is not held by the Company; and

(c)                         in case the Company is admitted to trading on a regulated market or multilateral trading facility, as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) or a system from a non-member state that is comparable to a regulated market or multilateral trading facility, the par value of the Shares to be acquired, already held by the Company or already held by the Company as pledgee or which are held by Subsidiaries, does not exceed fifty percent (50%) of the issued capital of the Company.

3.                            The factor deciding whether the acquisition is valid shall be the amount of the equity of the Company as shown in its most recently adopted balance sheet, reduced by the acquisition price of Shares in the capital of the Company and any payments from profit or reserves to others which may have become due by the Company and its Subsidiaries after the balance sheet date.

If more than six months of a financial year have passed without the annual accounts having been adopted, the acquisition of own Shares under paragraph 2 of this Article shall not be permitted until such time as such most recent annual accounts have been so adopted.

4.                            The authorisation of the General Meeting, referred to in paragraph 2 of this Article, which shall be valid for a maximum of eighteen months (18) only, must specify how many Shares are permitted to be acquired, the manner in which they may be acquired and the permitted upper and lower limits of the price.

5.                            The preceding paragraphs of this Article shall not apply in respect of (i) Shares which the Company may acquire gratuitously or by universal succession and (ii) Shares that are listed at a stock exchange which are acquired for the purpose of distribution of such Shares to employees of the Company and/or its Subsidiaries pursuant to an employee option plan.

6.                            Any acquisition of Shares made in breach of the provisions of paragraph 2 of this Article shall be null and void.

7.                            Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created in respect of such Shares prior to the acquisition by the

Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Shares. Shares owned by the Company or its Subsidiaries shall not bear any voting rights unless rights of usufruct were created in respect of such Shares prior to the acquisition of such Shares by the Company or its Subsidiaries respectively.

Reduction of capital.

Article 11.

1.                            Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may resolve to reduce the issued capital by a cancellation of Shares or by a reduction of the par value of the Shares by amendment of the Articles of Association. Such resolution to reduce the issued capital of the Company must indicate the Shares to which it relates and provisions for its implementation must be included.

2.                            A resolution to cancel Shares may only relate to i) Shares held by the Company, or ii) to all the Shares of a particular class, in respect of which the Articles of Association provide that the same may be cancelled against repayment of their par value.

3.                            As provided in clause (ii) of paragraph 2 of this Article 11, Class C Ordinary Shares may be cancelled against repayment of their par value.

4.                            If the General Meeting resolves to reduce the par value of the Shares by amendment of the Articles of Association - regardless whether this is done without redemption or against partial repayment on the Shares or upon release from the obligation to pay up the Shares - such reduction must be made pro rata on all Shares of a particular class.

5.                            A resolution for reduction of capital shall require a majority of at least two thirds of the votes cast, if less than one half of the issued capital is represented at the relevant meeting of Shareholders.

BOARD OF DIRECTORS.

Composition and Remuneration.

Article 12.

1                               The business and affairs of the Company shall be managed by a Board of Directors consisting of no less than eight (8) members and no more than twelve (12) members including at least one (1) Executive Director and at least two (2) Non-Executive Directors.

2.                           Only individuals shall be eligible for appointment as Executive Director or Non-Executive Director.

3.                            The Executive Directors and the Non-Executive Directors shall be appointed by the General Meeting for a maximum period of three (3) years, provided however, that, unless such director has resigned at an earlier date, a Director shall cease to hold office on the date of the first General Meeting held in the third year following the year in which he was appointed Director. Directors shall be immediately eligible for re-appointment at the General Meeting at which they cease to hold office.

4                               The Board of Directors shall have the power to appoint from its members a Chief Executive Officer.

5                               The General Meeting shall adopt general guidelines in respect of the remuneration of the members of the Board of Directors and of the person(s) referred to in paragraph 3 of Article 13 (the “Remuneration Policy”).

6.                            With due observation to the Remuneration Policy, the Board of Directors may establish a remuneration for the members of the Board of Directors in respect of the performance of their duties.

7.                            Directors may be suspended and/or removed from office by the General Meeting at any time, such resolution requiring a majority of two thirds (2/3) of the votes cast in a meeting, representing at least fifty percent (50%) of the issued and outstanding capital of the Company. The Director concerned shall be given the opportunity to account for his conduct at the General Meeting. For that purpose he may have himself assisted by a legal adviser.

Decision-making by the Board of Directors. Directors’ ceasing to hold office or being unable to act.

Article 13.

1.                            If the Board of Directors consists of several members, resolutions of the Board of Directors shall require an absolute majority of the votes cast in a meeting where at least the majority of members of the Board of Directors is present or represented. Each Director shall have one vote. If the voting for and against a proposal is equally divided, another vote shall be taken if so demanded by any Director.

2.                            The Board of Directors shall draw up board rules to deal with matters that concern the Board of Directors internally.

The rules of the Board of Directors may inter alia include an allocation of tasks among the members of the Board of Directors and shall contain provisions concerning the matter in which meetings of the Board of Directors are called and held.

3.                            In the event that one or more Directors shall cease to hold office or be unable to act, the other or remaining Directors or the only other or remaining Director shall be temporarily entrusted with the management of the Company.

In the event that all Directors or the sole Director shall cease to hold office or be unable to act, the management of the Company shall be temporarily entrusted to the person designated or to be designated for that purpose by the General Meeting.

The provisions of these Articles of Association concerning the Board of Directors and the Director(s) individually shall apply mutatis mutandis to the person referred to in this paragraph. Furthermore, that person shall be required to call a General Meeting as soon as possible, which General Meeting may decide on the appointment of one or several new Directors.

4.                            The Board of Directors may pass resolutions in writing, provided that all members of the Board of Directors have been consulted on the proposed resolution(s) and none of the members of the Board of Directors have objected against this form of resolution. A resolution in writing by the Board of Directors requires a simple majority of the members of the Board of Directors.

5.                        Any Director with a conflict of interest shall refrain from participating in the decision making process of the Board of Directors in this particular matter.

Decision by the Board of Directors subject to approval by the General Meeting

Article 14 A.

Decisions of the Board of Directors involving a major change in the Company’s identity or character are subject to the approval of the General Meeting, including:

a.                            the transfer of the enterprise or practically the whole enterprise of the Company to third parties;

b.                            to enter or to terminate longstanding joint ventures of the Company or a Subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the Company;

c.                             to acquire or dispose of a participation in the capital of a company worth at least one third of the amount of the Company’s assets according to the balance sheet with explanatory notes thereto, or if the Company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the Company, by the Company or a Subsidiary.

Decision by the Board of Directors subject to approval by the Priority

Article 14B.

Any decision of the Board of Directors to transfer all or substantially all of the assets of the Company to one or more third parties, including the sale of its subsidiary: OOO Yandex, a company organised under the laws of the Russian Federation, is subject to the prior approval of the Priority; provided that no approval shall be required in connection with any corporate reorganisation of the Company’s group so long as the business operations of the group continue to be conducted by one or more Russian companies that are, directly or indirectly, wholly owned by the Company.

Duties and powers of the Directors.

Article 15.

1.                            The Executive Directors shall be entrusted with and responsible for the day to day management of the Company.

2.                            The Board of Directors may install committees consisting of members of the Board of Directors, and/or management of the Company and its Subsidiaries.

3.                            The Board of Directors may designate certain tasks and functions to the committees referred to in the previous paragraph of this Article.

4.                            The Board of Directors may appoint a company secretary to assist the Board of Directors. The company secretary will be admitted to meetings of the Board of Directors and the General Meeting.

Representation.

Article 16.

1.                            The Board of Directors shall represent the Company. The power to represent the Company shall also vest in each Executive Director individually.

2.                            If an Executive Director performs any transaction in a private capacity to which transaction the Company also is a party, or if an Executive Director, acting in his private capacity, conducts any legal action against the Company other than as referred to in Section 15 of Book 2, each other Executive Director, shall have the power to represent the Company. However, the General Meeting shall at all times have the power to appoint one or several other persons for that purpose; the choice of the person(s) so to be appointed being at the sole discretion of the General Meeting.

3.                            The Board of Directors may grant power of attorney for signature to one or several persons and may alter or revoke such power of attorney.

Indemnity and Insurance.

Article 17.

1.                            To the extent permissible by law, the Company shall indemnify and hold harmless:

a.                            each member of the Board of Directors, both former members and members currently in office;

b.                            each person who is or was serving as an officer of the Company;

c.                             each person who is or was serving as a proxy holder of the Company;

d.                            each person who is or was a member of the board or supervisory board or officer of other companies or corporations, partnerships, joint ventures, trusts or other enterprises by virtue of their functional responsibilities with the Company and or its Subsidiaries,

(each of them, for the purpose of this Article only, an “indemnified person”), against any and all liabilities, claims, judgments, fines and penalties (“claims”) incurred by the indemnified person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a “legal action”), brought by any party other than the Company itself or any Subsidiaries, in relation to acts or omissions in or related to his capacity as an indemnified person.

2.                            Claims will include derivative actions brought on behalf of the Company or any Subsidiaries against the indemnified person and claims by the Company (or any Subsidiaries) itself for reimbursement for claims by third parties on the ground that the indemnified person was jointly liable toward that third party in addition to the Company.

3.                            The indemnified person will not be indemnified with respect to claims insofar as they relate to the gaining in fact of personal profits, advantages or compensation to which he was not legally entitled, or if the indemnified person shall have been adjudged to be liable for willful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

4.                            Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “expenses”) incurred by the indemnified person in connection with any legal action shall be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the indemnified person may be subject to as a result of his indemnification.

5.                            Also in case of a legal action against the indemnified person by the Company itself or any Subsidiary(s), the Company will settle or reimburse to the indemnified person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that indemnified person that he shall repay such fees and costs if a competent court in an irrevocable judgment has resolved the legal action in favor of the Company or the relevant Subsidiary(s) rather than the indemnified person.

6.                            Expenses incurred by the indemnified person in connection with any legal action will also be settled or reimbursed by the Company in advance of the final disposition of such action, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified.

Such expenses incurred by indemnified persons may be so advanced upon such terms and conditions as the Board of Directors decides.

7.                            The indemnified person shall not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the Company’s prior written authorization.

The Company and the indemnified person shall use all reasonable endeavors to cooperate with a view to agreeing on the defense of any claims, but in the event that the Company and the indemnified person would fail to reach such agreement, the indemnified person shall comply with all reasonable directions given by the Company, in order to be entitled to the indemnity contemplated by this Article.

8.                            The indemnity contemplated by this Article shall not apply to the extent claims and expenses are reimbursed by insurers.

9.                            The Company will provide for and bear the cost of adequate insurance covering claims against the indemnified person, unless such insurance cannot be obtained at reasonable terms.

10.                     This Article can be amended without the consent of the indemnified persons as such. However, the indemnity provided herein shall nevertheless continue to apply to claims and/or expenses incurred in relation to the acts or omissions by the indemnified person during the periods in which this clause was in effect.

11.                     At its discretion, the Board of Directors may have the Company indemnify other members of the management team, not being members of the Board of Directors, or other employees, each in case of the Company or of a Subsidiary, comparable to the indemnification provided herein for the benefit of other indemnified persons.

GENERAL MEETING.

Notice and venue of the General Meeting.

Article 18.

1.                            Without prejudice to the provisions of Article 25, General Meetings shall be held as frequently as the Board of Directors may wish. The power to call the General Meeting shall vest in the Board of Directors, in each Executive Director individually and/or the Chairman of the Board of Directors.

2.                            The Board of Directors may determine a registration date for the purpose of registration of Shareholders who can attend the relevant Meeting and in order to establish the number of votes to be exercised at such General Meeting. In case the Board of Directors resolves to set a registration date for a General Meeting, any Shareholder who wishes to attend such General Meeting must inform the Board of Directors of its intent to attend the General Meeting. At the same time the registration date determines the number of votes that a Shareholder may cast in the General Meeting. The aforesaid registration date may not be set less than twenty-eight (28) days prior to the date of the relevant General Meeting. Should the Board of Directors resolve not to set a registration date, then all parties that can prove to hold Shares on the day of the General Meeting may attend the General Meeting and such Shareholders shall be able exercise votes on the basis of their Shares held on the day of the General Meeting.

3.                            The Board of Directors must call a General Meeting:

(a)                      if one or several Shareholders jointly representing at least one tenth of the issued capital so request the Board of Directors, that request to specify the subjects to be discussed and voted upon;

(b)                       within three months after the Board of Directors has considered it plausible that the equity capital of the Company has decreased to an amount equal to or less than one-half of the paid and called up part of the capital.

If the General Meeting is not held within six weeks after the request referred to under (a), the applicants themselves may call the General Meeting - with due observance of the applicable provisions of the law and the Articles of Association - without for that purpose requiring authorisation from the President of the District Court. The provisions of paragraph 2 of this Article shall apply mutatis mutandis to the procedure of calling a General Meeting referred to in the preceding sentence.

4.                            Any Shareholder(s) who hold at least one hundredth (1/100) of the issued capital of the Company or own Shares with a value of at least fifty million euro (EUR 50,000,000.00) may propose items for the agenda of the General Meeting. Such item for the agenda should together with an explanation be submitted to the Board of Directors at least sixty (60) days prior to the day of the General Meeting at which it shall be addressed. The Board of Directors will include such items for the agenda in an equal manner as items on the agenda proposed by the Board of Directors.

5.                            Notice of the General Meeting must be given to each Shareholder. The term of notice must be at least fifteen (15) clear days before the day on which the meeting is held. Notice shall be given by means of letters, specifying the subjects to be discussed at the meeting. The notice should also contain information on a formal registration date (if applicable) for the registration of Shareholders who can attend the relevant Meeting and in order to establish the number of votes to be exercised at such General Meeting.

6.                            General Meetings shall be held in The Hague, Amsterdam, Rotterdam, Utrecht or at Schiphol Airport in the municipality of Haarlemmermeer. Entirely without prejudice to the provisions of paragraph 5 of this Article, any resolution passed at a General Meeting held elsewhere - in or outside the Netherlands - shall be valid only if the requirements of notice set out in paragraph 3 of this Article have been complied with and the entire issued and outstanding share capital is represented.

Admittance to and chairmanship of the General Meeting.

Article 19.

1.                            The Shareholders are entitled to admittance to the General Meeting. The Directors of the Company also are entitled to admittance, with the exception of any Director who has been suspended, and admittance shall further be granted to any person whom the chairman of the meeting concerned has invited to attend the General Meeting or any part of that meeting.

2.                            If a Shareholder wishes to attend a General Meeting by proxy, he must issue a written power of attorney for that purpose, which power of attorney must be presented to the chairman of the meeting concerned.

3.                            The General Meeting shall be presided over by the Chairman of the Board. In case the Chairman of the Board is not available the Board of Directors shall appoint the chairman of the General Meeting.

4.                            Unless a notarial record of the business transacted at the meeting is drawn up, or unless the chairman himself wishes to keep minutes of the meeting, the chairman shall designate a person charged with keeping the minutes.

The minutes shall be adopted by the General Meeting at the same meeting or at a subsequent meeting, in evidence of which the minutes shall be signed by the chairman and the secretary of the meeting at which the minutes were adopted.

5.                            The Chairman of the General Meeting decides on all issues regarding admittance to the meeting, voting and the order of the meeting.

Voting rights. Decision-making.

Article 20.

1.                            Each Class A Ordinary Share and each Preference Share carries the right to cast one (1) vote. Each Class C Ordinary Share carries the right to cast nine (9) votes.

Each Class B Ordinary Share carries the right to cast ten (10) votes. The Priority Share carries the right to cast one hundred (100) votes.

2.                            In determining the extent to which the Shareholders cast votes, are present or are represented, or the extent to which the share capital is represented the Shares in respect of which no votes may be cast shall not be taken into account.

3.                            Unless the Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by an absolute majority of the votes cast.

4.                           Blank votes and invalid votes shall not be counted as votes.

5.                            Votes on business matters - including proposals concerning the suspension, dismissal or removal of persons - shall be taken by voice or acclamation, but votes on the election of persons shall be taken by secret ballot, unless the chairman decides on a different method of voting and none of the persons present at the meeting object to such different method of voting.

6.                            If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if then again the votes are equally divided, then - without prejudice to the provision in the following sentence of this paragraph - such person shall not be elected.

If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the absolute majority of votes, another vote - where necessary after an interim vote - shall be taken between the two candidates who have received the largest number of votes in their favour.

If the voting for and against any other proposal than as first referred to in this paragraph is equally divided, that proposal shall be rejected.

7.                            The General Meeting may resolve to allow a Shareholder to attend and participate in the General Meeting by electronic means of communication, if and to the extent the identity of the thus attending Shareholder can be verified by the Chairman of the Meeting. Electronic votes submitted to the Board of Directors within twenty-eight (28) days of the General Meeting shall be considered to be issued at the General Meeting, provided the means of communication allows the Chairman of the Meeting to verify the identity of the voting Shareholder.

Shareholders’ proxy. Shares belonging to any community of property or joint estate.

Article 21.

1.                            In respect of any or all of his Shares a Shareholder may give one or several persons written power of attorney to exercise any or all of the rights attached to those Shares. Such power of attorney may not be given in respect of one and the same Share to more than one person simultaneously. The powers referred to in this paragraph may also vest in usufructuaries and pledgees of Class A Ordinary Shares. The Board of Directors may invoke certain rules on the registration of proxies as referred to in this paragraph.

2.                            Joint owners of any community of property or joint estate comprising Shares or a limited right to Shares may only exercise their rights by giving one or several persons written power of attorney to exercise said rights. If power of attorney is given to several persons, such power of attorney must specify in respect of which number of Shares each proxy is authorised to exercise the rights attached thereto.

Decision-making outside a meeting.

Article 22.

Unless statutory provisions provide otherwise, any resolution which Shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that they all express themselves in writing in favor of the proposal concerned. The persons who have passed a resolution outside a meeting shall immediately inform the Board of Directors of that resolution.

Meetings of holders of Class A Ordinary Shares,

meetings of holders of Class B Ordinary Shares,

meetings of holders of Class C Ordinary Shares and meetings of the holder of the Priority Share.

Article 23.

1.                            Meetings of holders of a particular class of Ordinary Shares shall be convened by the Board of Directors. Meetings of the holder of the Priority Share may be convened by the holder of the Priority Share.

2.                            The convocation shall take place not later than on the fifth (5th) day prior to the day on which the meeting shall take place.

3.                            Notwithstanding the possibility for the holders of any specific class of Shares to agree to convene a meeting elsewhere and notwithstanding the option to pass resolutions in writing in accordance with Article 22, any meeting shall be held in the Netherlands at the place notified in convocation.

4.                            For the avoidance of doubt, the Priority may approve or decline to approve any Transfer, subscription or holding of Excess Shares hereunder in writing and without a meeting.

5.                            Articles 18 through 22 shall apply, mutatis mutandis, to any meeting referred to in this Article.

Meeting of holders of Preference Shares.

Article 24.

1.                            Meetings of holders of Preference Shares shall be convened by the Board of Directors or by a holder of one or more of the Preference Shares.

2.                            The convocation shall take place not later than on the fifth (5th) day prior to the day on which the meeting shall take place.

3.                            Notwithstanding the possibility for the holders of Preference Shares to agree to convene a meeting elsewhere and notwithstanding the option to pass resolutions in writing in accordance with Article 22, any meeting shall be held in the Netherlands at the place notified in convocation.

4.                            In all other respects Articles 18 through 22 shall apply mutatis mutandis.

Financial Year. Annual accounts.

Article 25.

1.                            The financial year of the Company shall be equal to the calendar year.

2.                            Each year within five months after the end of the Company’s financial year, save where this term is extended by a maximum of six months by the General Meeting on account of special circumstances, the Board of Directors shall draw up annual accounts and an annual report on that financial year. To these documents shall be added the particulars referred to in Section 392, sub-section 1, of Book 2. However, if the provisions of Section 403 of Book 2 have been applied to the Company and if and to the extent that the General Meeting does not decide otherwise:

a.                            the obligation to draw up the annual report; and

b.                            the obligation to add to the annual accounts the particulars referred to in Section 392 of Book 2 shall not apply.

If the Company qualifies as a legal entity in the terms of Section 396 sub-section 1 or Section 397 sub-section 1 of Book 2 the Company shall not be required to make an annual report unless by law the Company must establish a works council or unless no later than six months from the start of the financial year concerned the General Meeting has resolved otherwise.

3.                            The annual accounts shall be signed by all Directors. If the signatures of one or more of the Directors are missing, this and the reason for such absence shall be stated.

4.                            The Board of Directors shall ensure that the annual accounts and, if required, the annual report and the particulars added by virtue of Section 392 of Book 2 shall be available at the office of the Company as soon as possible but not later than as from the date of notice calling the General Meeting intended for the discussion and approval thereof. Said documents shall be open to the inspection of the Shareholders at the office of the Company and copies thereof may be obtained by them free of charge.

Annual General Meeting. Approval of annual accounts.

Article 26.

1.                            Each year at least one General Meeting shall be held, that meeting to be held within six (6) months after the end of the Company’s last expired financial year.

2.                            The annual accounts shall be adopted by the General Meeting.

Profits and losses.

Article 27.

1.                            The distributable profit of the Company shall be at the disposal of the General Meeting. The Board of Directors determines the amount of the profit of the Company that shall be allocated to the profit reserves and the amount of profit available for distribution.

2.                            The Company may distribute profit only if and to the extent that its equity exceeds the sum of the paid and called-up part of the issued capital and the reserves which must be maintained by virtue of the law.

3.                            If and when the Board of Directors proposes to allocate or distribute a profit, first of all the holders of Preference Shares shall be entitled to an amount equal to the 12-month European Inter Bank Offered Rate per first day of the financial year of the Company in relation to which the relevant dividend entitlement is calculated, increased with two hundred (200) basis points, of the issued and paid-up capital of the Preference Shares. The holders of Ordinary Shares and the Priority Share shall be entitled pari passu to the remainder profits of the Company after any distribution is made pursuant to the first sentence of this paragraph, pro rata to the total number of Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and/or the Priority Share held, albeit that the holders of Class C Ordinary Shares shall be entitled to a maximum amount of one eurocent (EUR 0.01) per Class C Ordinary Share out of the profit in any one financial year.

4.                            Dividends may be paid only after approval and adoption of the annual accounts which show that they are justified.

5.                            For the purposes of determining the allocation of profits, any Shares held by the Company (except as otherwise provided in paragraph 7 of Article 10), and any Shares of which the Company has a usufruct, shall not be taken into account.

6.                            The Board of Directors may resolve to declare interim dividends out of the profits realised in the current financial year. Dividend payments as referred to in this paragraph may be made only if the provision in paragraph 2 of this Article has been met as evidenced by an interim statement of assets and liabilities as referred to in Section 105 subsection 4 of Book 2.

7.                           Any distributions made from the Company reserves shall be made only at the proposal of the Board of the Directors and with due observance of the provisions of paragraph 3 of this Article.

8.                            Unless the General Meeting sets a different term for that purpose, dividends shall be made payable within thirty (30) days after they are declared.

9.                            The Board of Directors may resolve that dividends are satisfied in whole or in part by the distribution of assets or the issue of Shares.

10.                     Any deficit may be set off against the statutory reserves only if and to the extent permitted by law.

Amendment of Articles of Association. Merger. Demerger. Division.

Article 28.

1.                            Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may resolve to amend the Articles of Association, to conclude a legal merger or demerger or to dissolve the Company in the terms of Part 7 of Book 2.

2.                            For the adoption of a resolution to amend the Articles of Association, to conclude a legal merger or demerger, in the terms of Part 7 of Book 2, or to dissolve the Company, a two/thirds (2/3) majority of the votes cast in the General Meeting is required.

3.                            For the adoption of a resolution to amend the Articles of Association in which (a) the rights, including but not limited to the calculation of entitlement to any profits, of holders of Class A Ordinary Shares are taken away/affected, including but not limited to any change in the dividend or liquidation entitlement of the holders of Class B Ordinary Shares or Class C Ordinary Shares; (b) the definitions of “Affiliate”, “Initial Qualified Holder”, “Non-Qualified B Holder”, “Permitted Transferee”, “Qualified B Holder” or “Transfer” are changed; (c) any amendment is made to Article 4A, Article 4B or this Article 28; or (d) the number of authorized Class B Ordinary Shares is to be increased; the prior approval of the Meeting of holders of Class A Ordinary Shares is required, which resolution requires a three/fourth (3/4) majority of the votes cast at such meeting.

4.                            For the adoption of a resolution to amend the Articles of Association in which the rights of the Priority are affected (including but not limited to the number of Priority Shares included in the authorized capital of the Company), the prior approval of the Priority is required.

5.                            For the adoption of a resolution to amend the Articles of Association in which the rights of the Preference Shares are affected (including but not limited to the number of Preference Shares included in the authorized capital of the Company), the prior approval of the Meeting of holders of Preference Shares is required.

Winding up and liquidation.

Article 29.

1.                            The General Meeting shall have the power to resolve to wind up the Company, provided with due observance of the requirement laid down in Article 28.

2.                            Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Directors of the Company shall be the liquidators of the Company.

3.                            The surplus assets remaining after (i) all the Company’s liabilities have been satisfied, (ii) all profit reserves and other dividend entitlements have been distributed, shall be divided among the holders of the Ordinary Shares pro rata to the total number of Class A Ordinary Shares, Class B Ordinary Shares and/or Class C Ordinary Shares they hold, albeit that the holders of Class C Ordinary Shares shall be entitled to a maximum amount of one eurocent (EUR 0.01) per Class C Ordinary Share.

4.                            After completion of the liquidation the books, records and other data-carriers of the dissolved Company shall for a period of seven years remain in the custody of the person whom the liquidators have appointed for that purpose in writing.